                                                Exhibit 99.1

CONTACTS:                            FOR IMMEDIATE RELEASE

Editorial – Sheryl Y. Battles
Vice President, Corporate Communications
203/351-6808

Financial – Charles F. McBride
Vice President, Investor Relations
203/351-6349
Website – www.pitneybowes.com

Pitney Bowes Provides Notice of Bond Repurchase

STAMFORD, Conn., October 2, 2013 – Pitney Bowes Inc. (NYSE:PBI) today announced notice of its election to redeem its remaining August 2014 bonds valued at approximately $300 million. The bonds will be repurchased with proceeds from the sale of its Management Services business to funds affiliated with Apollo Global Management, LLC, which was completed October 1, 2013. This action is consistent with the company’s commitment to a balanced and disciplined capital allocation strategy focused on maintaining a strong balance sheet and investment grade debt ratios.

About Pitney Bowes
Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications. Pitney Bowes: Every connection is a new opportunity™. www.pb.com.

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